Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2020 (except notes 4, 5 and 18, as to which the date is June 4, 2021), with respect to the consolidated financial statements of Expro Group Holdings International Limited as of December 31, 2018 and for the period from February 1, 2018 through December 31, 2018 (Successor), and for the period from January 1, 2018 through January 31, 2018 (Predecessor), included in the Proxy Statement that is made a part of the Registration Statement (Amendment No 3 to Form S-4 No. 333-255496) and related Prospectus of Frank’s International N.V.

/s/ Ernst & Young LLP

Reading, United Kingdom

July 19, 2021